EXHIBIT 10.5

MANAGEMENT INCENTIVE COMPENSATION PLAN

MANAGEMENT INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan

The Management Incentive Compensation Plan (the “Plan”) of Autolus Ltd (“Autolus”) is designed to offer incentive compensation to officers and managers of Autolus (the “Associates”) by rewarding the achievement of corporate goals and specifically measured personal goals that are consistent with and support the achievement of the corporate goals. The Plan will create an environment that will focus Associates on the achievement of objectives. Since cooperation between departments and Associates is required to achieve the corporate goals and because such corporate goals represent a significant portion of the incentive compensation paid under the Plan, the Plan fosters teamwork and a cohesive management team. The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within Autolus

•	Incorporate an incentive program in the overall compensation program of Autolus to help attract and retain key Associates

2.	Plan Governance

The Chairman & CEO of Autolus (the “CEO”) will be responsible for the administration of the Plan for Associates of Autolus, except that the Remuneration Committee (the “Committee”) of the Board of Directors of Autolus (the “Board”) will be responsible for approving any incentive awards to the CEO and the members of the Executive Management of Autolus (each of whom hereafter referred to as “EM Member”).

3.	Plan Year

The period for the measurement of performance is the fiscal year of the Company, which is currently the Oct 1 to Sep 30 (the “Plan Year”), unless otherwise determined by the Committee.

4.	Eligibility

4.1	The EM Members are eligible to participate in the Plan. Any other Associates who may be eligible to participate in the Plan will be selected at the sole discretion of Autolus. Each EM Member and each Associate selected to participate in the Plan is hereafter referred to as a “Plan Participant”.

4.2	In order to be eligible to receive any incentive award under this Plan, an Associate (a) must have been employed by Autolus for at least three (3) consecutive months during the Plan Year, and (b) must reach at least a rating of personal goals of 75%.

5.	Form of Incentive Award Payments

Incentive award payments may be made in cash, or, at the discretion of the Committee and subject to the approval of the Board, through the issuance of vested stock or stock options, or by a combination of cash, stock and/or stock options. In the event that the Committee and the Board elect to pay incentive awards in stock or stock options, the Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan Participant based, in part, upon the Plan Participant’s achievement of corporate and personal goals as described below. Stock options will be subject to the terms and conditions of Autolus’ Stock Option Plan 2012, as may be amended from time to time by Autolus.

1.

6.	Target Award Multiplier

The target incentive award of each Plan Participant is determined by applying a “target award multiplier” to the base salary of the Plan Participant. The target award multiplier is dependent on the management level of the Plan Participant. The following target award multipliers will apply to determine the target incentive award of the Plan Participants for the Plan Year, provided that the Committee, based on individual circumstances and in its discretion, may approve a target award multiplier for a Plan Participant that is different from that listed below:

Position	Target Award Multiplier
CEO	50%
Senior Vice President	35%
Vice President	30%
Director	20%
Manager or Group Leader	10%

7.	Corporate and Personal Goals

7.1	Prior to the beginning of the Plan Year, the CEO will present to the Committee a list of the overall corporate goals for the Plan Year, which are subject to approval of the Committee and the Board. The Committee assigns a percentage to each corporate goal based on the relative importance of the goal compared to the other corporate goals, with the sum of all percentages amounting to 100%. In addition to the Corporate Goals all Plan Participants except for the CEO develop a list of personal goals, which must be approved by the immediate supervisor and the EM Member responsible for the applicable department, or by the CEO for personal goals of the other EM Members. The supervisor assigns a percentage to each personal goal based on the relative importance of the goal compared to the other personal goals, with the sum of all percentages amounting to 100%.

7.2	The Plan calls for incentive awards based on the achievement of annual corporate and personal goals that have been approved as described in Section 6.1 above. The relative weight between corporate goals and personal goals varies based on the Plan Participant’s level within the organization. The weighting of the corporate goals relative to the personal goals for the Plan Year is as follows:

Position	Weighting of Corporate Goals	Weighting of Personal Goals
CEO	100%	0%
Senior Vice President	75%	25%
Vice President	75%	25%
Director	50%	50%
Manager and Group Leader	25%	75%

2.

8.	Performance Assessment

8.1	Achievement of Corporate Goals

Within 30 days after the end of the Plan Year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the corporate goals for that Plan Year. The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the corporate goals during a meeting of the Committee in a closed session. The payment multiplier for the corporate goals determined by the Committee will be used for all Plan Participants in any given year. The Committee may, in its discretion, include achievements that have not been established as corporate goals at the beginning of the Plan Year or determine that the level of achievement of a particular corporate goal exceeds 100%.

8.2	Achievement of Personal Goals

Within 30 days after the end of the Plan Year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the personal goals of each EM Member for that Plan Year. The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the personal goals during a meeting of the Committee in consultation with the Chief Executive Officer.

Each supervisor will determine the achievement of the personal goals of the Associates reporting to him, subject to the approval of the EM Member responsible for the applicable department. The final determination of the achievement of the personal goals will be made by the Executive Board taking into account the variances in goal setting and assessment practices across the departments of Autolus.

The Committee and the supervisors may, in their discretion, include achievements that have not been established as personal goals at the beginning of the Plan Year or determine that the level of achievement of a particular personal goal exceeds 100%.

9.	Calculation of Cash Incentive Award

9.1	The target award of a Plan Participant is calculated by multiplying the Plan Participant’s base salary as of September 30 of the Plan Year by the target award multiplier. This amount is then divided between its corporate component and its individual component based on the weighting assigned for the specific management level. After the end of the Plan Year, the achievement of the corporate and personal goals (each expressed as a percentage) will be established as described in Section 7 above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate goal component of the incentive award by multiplying the target award for the corporate goal component by the percentage of the corporate goal achievement determined by the Committee. The percentage determined by the Compensation Committee or the responsible supervisor for the achievement of the personal goals of a Plan Participant is used in the same way to calculate the personal goal component of the incentive award.

3.

Example:

Position:	Vice President
Base Salary:	GBP 150,000
Target Award Multiplier:	30%
Target Award:	GBP 45,000	(GBP 150,000 x 30%)
Weighting of corporate goal component:	75%
Weighting of personal goal component:	25%
Target Award Calculation:
Target Award based on corporate goals:	GBP 33,750	(GBP 45,000 x 75%)
Target Award based on personal goals:	GBP 11,250	(GBP 45,000 x 25%)
Actual achievement of corporate goals:	90%
Actual achievement of personal goals:	95%
Actual Incentive Award:
Corporate goals component:	GBP 30,375	(GBP 33,750 x 90%)
Personal goals component:	GBP 10,688	(GBP 11,250 x 95%)

Total Incentive Award:	GBP 41,063

9.2	Any incentive award payable to a Plan Participant who has a part-time work schedule will be based on the actual base salary paid to such Plan Participant during the Plan Year.

9.3	Any incentive award payable to a Plan Participant who has been eligible for an incentive award payment under the Plan for less than a full Plan Year will be pro-rated based on the number of days in which such Plan Participant was in an eligible position.

9.4	If a Plan Participants is promoted during the Plan Year from one target award multiplier level to another, his or her incentive award will be calculated based on their base salary on September 30 of the Plan Year, but based on the amount of time during the Plan Year served at each target award multiplier level.

10.	Payment of the Incentive Award

Annual performance reviews for Plan Participants will be completed before December 31 of the year following the Plan Year. Payment of incentive awards will be made as soon as practicable thereafter. Incentive award payments to the CEO and to the EM Members must be approved by the Board based on the recommendation of the Committee.

11.	Termination

If a Plan Participant has given or received a notice of termination or if a Plan Participant’s employment is terminated prior to the payment of the incentive award under this Plan, Autolus will have sole and absolute discretion as to whether or not to pay an incentive award. If Autolus decides to pay an incentive award to such Plan Participant, Autolus will have sole and absolute discretion as to whether to pay the full amount or a portion of the amount of the incentive award that may be payable to the Plan Participant in accordance with the provisions of this Plan.

4.

12.	Absolute Right to Alter or Abolish the Plan

Autolus reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan Year is completed.

13.	No Right to Incentive Award Payments

No Plan Participant will have any vested right to receive any compensation under the Plan until actual delivery of such compensation. If an eligible Associate has been on probation for performance or other issues at any time during the Plan Year or during the period from the end of the Plan Year until the time at which incentive award determinations are made, any award to such individual will be subject to the discretion of Autolus. The Associate will not have any right to receive any such incentive award payment and any payments made cannot be taken as a precedent for future or further incentive award payments.

14.	Employment Relationship

This Plan does not, and Autolus’s policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any Plan Participant’s employment with Autolus. The employment relationship of each Plan Participant of Autolus is governed by the employment agreement of the Plan Participant and applicable law, and may be terminated by Autolus or by the Plan Participant in accordance with the terms of such agreement and applicable law. To the extent that an employment agreement contains provisions regarding incentive or bonus awards or payments that are inconsistent with any provisions of the Plan, the provisions that are more favorable to the Associate will apply.

5.